Exhibit 8(a)(4)

                                AMENDMENT TO THE
                               CUSTODIAN CONTRACT


      AGREEMENT made this 9th day of August 1988 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and SCUDDER STATE TAX FREE TRUST (the "Fund").

                                WITNESSETH THAT:

      WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated June 14, l983 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

      NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

      Replace subsection 7) of Section II.B Delivery of Securities with the following new subsection 7):

      7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.


ATTEST                                       SCUDDER STATE TAX FREE TRUST


/s/ [ILLEGIBLE]                              /s/ [ILLEGIBLE]
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ATTEST                                       STATE STREET BANK AND TRUST COMPANY


/s/ [ILLEGIBLE]                              /s/ [ILLEGIBLE]
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Assistant Secretary                           Vice President